Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement Forms S-3 (Nos. 333-159655 and 333-156270) and in the related Prospectuses, Forms S-4 (Nos. 333-146230 and 333-135104) and in the related Prospectuses and Forms S-8 (Nos. 333-25379, 333-39070, 333-112427, 333-120716 and 333-156268) of Tesoro Corporation of our reports dated March 1, 2011, with respect to the consolidated financial statements of Tesoro Corporation, and the effectiveness of internal control over financial reporting of Tesoro Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ ERNST & YOUNG LLP
San Antonio, Texas
March 1, 2011